As filed with the Securities and Exchange Commission on June 8, 2005

Registration No. ________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0749934 (I.R.S. Employer Identification No.)

7201 Metro Boulevard
Edina, MN 55439
(952) 947-7777
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Eric A. Bakken, Esq.
Vice President and General Counsel
Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439
(952) 947-7225
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this
Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Each Class of	Amount to be	Proposed Maximum	Aggregate Offering Price	Amount of
Securities to be Registered	Registered	Offering Price Per Share (1)	(1)	Registration Fee

Common Stock, $.05 par value	75,177 shares	$38.68	$2,907,846	$342.25

(1)	Estimated solely for the purposes of calculating the registration fee under Rule 457(c) based on the average of the high ($39.11) and the low ($38.25) prices for such shares on the New York Stock Exchange on June 6, 2005.

PART I
PROSPECTUS
RISKS RELATED TO THE BUSINESS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
THE OFFERING
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
Item 15. Indemnification of Directors and Officers.
Item 16. Exhibits.
Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS
Opinion/Consent of Eric A. Bakken
Letter Re: Unaudited Interim Financial Information
Consent of PricewaterhouseCoopers LLP

PROSPECTUS

For the Public Offering for Sale of

75,177 Shares of Common Stock
of
REGIS CORPORATION

     The 75,177 shares of Common Stock are to be offered by present shareholders. Regis will not receive any of the proceeds from the sale of shares by the selling shareholders.

     The selling shareholders have advised us that sales of their shares may be made from time to time through the New York Stock Exchange, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may sell their shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they may sell as principal.

     No period of time has been fixed within which the shares may be offered or sold. We will initially pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the selling shareholders, which will be borne by the selling shareholders.

     Our stock is quoted on the New York Stock Exchange under the symbol “RGS.” On June 6, 2005, the last sale price of our stock as reported by the New York Stock Exchange was $38.86 per share. The common stock is being offered on a delayed or continuous basis.

     For risks in buying our stock, see “Risks Related to the Business” beginning on page 4 of this Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

June 8, 2005

RISKS RELATED TO THE BUSINESS

     Impact of Acquisition and Real Estate Availablity

The key driver of our revenue and earnings growth is the number of locations we acquire or construct. While we believe that substantial future acquisition and organic growth opportunities exist, any material decrease in the number of such opportunities would have an impact on our revenue and earnings growth.

     Impact of the Economic Environment

Changes to the United States, Canadian, United Kingdom and other European economies have an impact on our business. Visitation patterns to our salons and hair restoration centers can be adversely impacted by changes in unemployment rates and discretionary income levels.

     Impact of Key Relationships

We maintain key relationships with certain companies. Termination of these relationships could have an adverse impact on our ability to grow or future operating results.

     Impact of Fashion

Changes in consumer tastes and fashion trends can have an impact on our financial performance.

     Impact of Changes in Regulatory and Statutory Laws

With more than 10,000 locations and over 52,000 corporate employees world-wide, our financial results can be adversely impacted by regulatory or statutory changes in laws.

     Impact of Competition

Competition on a market by market basis remains strong. Therefore, our ability to raise prices in certain markets can be adversely impacted by this competition.

     Impact of Changes in Manufacturers’ Choice of Distribution Channels

The retail products that we sell are licensed to be carried exclusively by professional salons. Should the various product manufacturers decide to utilize other distribution channels, such as large discount retailers, it could negatively impact the revenue earned from product sales.

     Impact of Changes to Interest Rates and Foreign Currency Exchange Rates

Changes in interest rates will have an impact on our expected results from operations. Currently, we manage the risk related to fluctuations in interest rates through the use of floating rate debt instruments and other financial instruments.

Changes in foreign currency exchange rates will have an impact on our reported results from operations. The majority of the revenue and costs associated with the performance of our foreign operations are denominated in local currencies such as the Canadian dollar, Euro and British pound. Therefore, we do not have significant foreign currency transaction risk; however, the translation at different exchange rates from period to period may impact the amount of reported income from our international operations.

     Impact of Seasonality

Our business is not subject to substantial seasonal variations in demand. However, the timing of Easter may cause a quarterly variation in the third and fourth quarters. Historically, our revenue and net earnings have generally been realized evenly throughout the fiscal year. The service and retail product revenues associated with our corporate salons, as well as our franchise revenues, are of a replenishment nature. We estimate that customer visitation patterns are generally consistent throughout the year.

     Impact of Changes in Securities Laws and Regulations

The Sarbanes-Oxley Act of 2002 that became law in July 2002 requires changes in some of our corporate governance and securities disclosure or compliance practices. We are presently preparing for our required compliance with the Sarbanes-Oxley Act of 2002, and management’s assertion concerning financial reporting controls. While we believe that we can ultimately comply with the new legislated requirements associated with being a registrant with the Securities and Exchange Commission, this process is costly and presents both challenge and risk.

The Sarbanes-Oxley Act of 2002 also requires the SEC to promulgate new rules on a variety of subjects, in addition to rule proposals already made, and the New York Stock Exchange has approved revisions to its requirements for listed companies. We expect these developments to increase our compliance costs. These developments could possibly make it more difficult and more expensive to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers.

REGIS CORPORATION

     We are incorporated in the State of Minnesota and have our principal executive office at 7201 Metro Boulevard, Minneapolis, Minnesota 55439. Our telephone number is (952) 947-7777.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-3 under the Securities Act of 1933 that registers the distribution of the shares of our common stock. The Registration Statement, including attached exhibits and schedules, contains additional information about us. The rules and regulations of the SEC allow us to omit some information included in the Registration Statement from this Prospectus.

     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including this S-3 Registration Statement, at the following location of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

     You can call the SEC at 1-800-SEC-0300 (1-800-732-0300) for further information on the operation of public reference rooms. You can also obtain copies of this information from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the applicable fees. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers who file information electronically with the SEC, including our company. The address of this internet site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them (File No. 011230) into this Prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, except for information that is superseded by information that is included directly in this Prospectus. This Prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us, our business, financial position and results of operations. These documents are:

•	Our 2004 Annual Report on Form 10-K for the year ended June 30, 2004, filed on September 10, 2004, and our 2004 Annual Report on Amendment No. 1 to Form 10-K/A for the year ended June 30, 2004, filed on May 10, 2005.

•	The information contained in our Proxy Statement dated September 23, 2004 for our Annual Meeting of Shareholders held on October 28, 2004.

•	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005, filed on October 29, 2005, February 9, 2005, and May 10, 2005 respectively.

•	Our Quarterly Reports on Amendment No. 1 of Form 10-Q/A for the quarters ended September 30, 2004, and December 31, 2004, both filed on May 20, 2005.

•	Our current reports on Form 8-K filed on July 8, 2004, August, 24, 2004, September 23, 2004, October 7, 2004, October 27, 2004, November 15, 2004, December 2, 2004, January 5, 2005, January 7, 2005, January 25, 2005, January 26, 2005, April 7, 2005, April 12, 2005, April 19, 2005, April 27, 2005, May 5, 2005 and May 6, 2005.

•	The description of our common stock contained in our Registration Statement on Form 8-A, dated May 7, 1991.

•	All other documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus.

     You can obtain any of the documents incorporated by reference in this Prospectus from us or from the SEC in the manner discussed above. These documents are available from us without charge, excluding exhibits to those documents unless the exhibit is specifically incorporated by reference in this Prospectus, by requesting them from us in writing or by telephone at the following address and phone number:

Eric A. Bakken
Secretary
Regis Corporation
7201 Metro Boulevard
Minneapolis, Minnesota 55439
(952) 947-7225

     If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this Prospectus or in the documents incorporated by reference in this Prospectus. Therefore, if anyone does give you different or additional information, you should not rely on it.

     The detailed information appearing in the documents incorporated in this Prospectus by reference qualifies all information appearing in this Prospectus.

THE OFFERING

Common Stock Offered By: The Selling Shareholders	75,177 shares

Common Stock Outstanding before the Offering	44,896,389 shares
Common Stock Outstanding after the Offering	44,896,389 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares by the selling shareholders.

New York Stock Exchange Symbol	RGS

USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling shareholders.

SELLING SHAREHOLDERS

     The following table summarizes certain information regarding the beneficial ownership of our common stock as of June 6, 2005, and as adjusted to reflect the sale of the common stock offered for the selling shareholder:

	Shares Beneficially		Shares Beneficially
	Owned Before the		Owned After the
Names	Offering		Offering
	Number	Percent	Offered	Number	Percent
Frank Tavakoli	26,161	.06%	26,161	0	0%
Mike Tavakoli	23,255	.05%	23,255	0	0%
Fred Tavakoli	23,255	.05%	23,255	0	0%
Nicholas Rockecharlie	2,506	.01%	2,506	0	0%

Total	75,177		75,177

PLAN OF DISTRIBUTION

     The selling shareholders have advised us that they may sell their shares from time to time in transactions through the New York Stock Exchange, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Sales may be made under this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of its stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealers or other persons acting on the selling shareholders’ behalf for the sale of their stock may be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the stock as principals may be underwriting commissions under that Act. No period of time has been fixed within which the stock may be offered or sold.

LEGAL OPINIONS

     We are being advised on the legality of the issuance of the common stock offered by this Prospectus by Eric A. Bakken, our Vice President and General Counsel.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The consolidated financial statements incorporated in this Prospectus by reference to the 2004 Annual Report on From 10-K and the 2004 Annual Report on Amendment No. 1 of Form 10-K/A of Regis Corporation for the year ended June 30, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited condensed consolidated financial information of Regis Corporation for the three-month periods ended September 30, 2004 and 2003, for the three-and six-month periods ended December 31, 2004 and 2003, and for the three-and nine-month periods ended March 31, 2004 and 2005, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated October 27, 2004; October 27, 2004, except for Note 2, as to which the date is May 17, 2005; January 26, 2005; January 26, 2005, except for Note 2, as to which the date is May 17, 2005; and May 9, 2005, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

     Prospective investors may rely only on the information contained in this Prospectus or that we have referred you to. We have not authorized anyone to provide any other information. This Prospectus is not an offer to sell to, nor is it seeking an offer to buy these securities from, any person in any jurisdiction in which it is illegal to make an offer or solicitation. The information here is correct only on the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

REGIS CORPORATION

75,177 Shares

Common Stock

PROSPECTUS

June 8, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities being registered:

Item	Amount
Securities and Exchange Commission Registration Fee	$342.25
Blue Sky Fees and Expenses	$1,000.00	*
Legal Fees and Expenses	$1,000.00	*
Accounting Fees and Expenses	$1,500.00	*
Transfer Agent Fees and Expenses	$500.00	*
Miscellaneous Expenses	$500.00	*

Total	$4,842.25	*

*Estimated amounts.

Item 15. Indemnification of Directors and Officers.

     Section 302A.521, Minnesota Statutes, provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines including, without limitation, excise taxes assessed against each person with respect to any employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons who were or are serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     The Company also maintains a directors and officers insurance policy, which insures the Company and its officers and directors against damages and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 16. Exhibits

Registration
S-K Exhibit
Table
Reference
Form of Stock Certificate (incorporated by reference to Exhibit 4.1 as part of Registration Statement No. 33-70142 on Form S-1 filed November 19, 1993)	4.1

Opinion of Eric A. Bakken	5.1

Letter re: Unaudited Interim Financial Information	15

Consent of PricewaterhouseCoopers LLP	23.1

Consent of Eric A. Bakken (included in Exhibit 5.1)	23.3

Item 17. Undertakings

          The undersigned Registrant further hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commissioner by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

(d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective, and

(e) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 8th day of June, 2005.

REGIS CORPORATION
By:	/s/ Paul D. Finkelstein
Paul D. Finkelstein, President
and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul D. Finkelstein	President, Chief Executive	June 8, 2005
Officer and Chairman of the
Paul D. Finkelstein	Board of Directors
(Principal Executive Officer)

	Vice Chairman of the Board of	June ___, 2005
Myron Kunin	Directors

/s/ Randy L. Pearce	Executive Vice President,	June 8, 2005
Finance and Administration,
Randy L. Pearce	and Chief Financial Officer
(Principal Financial
and Accounting Officer)

/s/ Rolf E. Bjelland	Director	June 8, 2005

Rolf E. Bjelland
	Director	June ___, 2005

Thomas Gregory

/s/ Van Zandt Hawn	Director	June 8, 2005

Van Zandt Hawn

/s/ Susan Hoyt	Director	June 8, 2005

Susan Hoyt
	Director	June ___, 2005

David B. Kunin

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS
to
FORM S-3

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

Regis Corporation

INDEX TO EXHIBITS

Registration
S-K Exhibit
Table
Reference		Page
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.1 as part of Registration Statement No. 33-70142 on Form S-1 filed November 19, 1993)

5.1	Opinion of Eric A. Bakken

15	Letter re: Unaudited Interim Financial Information

23.1	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Eric A. Bakken (included in Exhibit 5.1)